UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2011 (May 26, 2011)

FREESCALE SEMICONDUCTOR

HOLDINGS I, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	333-141128-05	98-0522138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of principal executive offices) (Zip Code)

(512) 895-2000

(Registrant’s telephone number, including area code)

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

Effective May 26, 2011, the par value of the Company’s common shares was reduced from $0.0258 per share to $0.01 per share, which resulted in an authorized share capital of 1,000 million shares, of which 900 million shares were designated common shares par value $0.01 each and 100 million shares were designated preference shares par value $0.01 each.

Item 8.01 Other Events.

On June 1, 2011, Freescale Semiconductor, Inc., a subsidiary of Freescale Semiconductor Holdings I, Ltd. (the “Company”), delivered to the holders of its 9 1/8%/9 7/8% Senior PIK-Election Notes due 2014 (the “Toggle Notes”), respectively, and its 10.75% Senior Notes due 2020 (the “Senior Notes” and together with the Toggle Notes, the “Notes”) notice that it will redeem $93,000,000 aggregate principal amount of the Toggle Notes and $262,500,000 aggregate principal amount of the Senior Notes. The redemption date for each series of Notes is July 1, 2011 (the “Redemption Date”). The redemption of the Notes is being funded by proceeds from the initial public offering of the Company’s common shares, which closed on June 1, 2011. The redemption price for the Toggle Notes redeemed is 104.563% of the outstanding aggregate principal amount of the Toggle Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date. The redemption price for the Senior Notes redeemed is 110.75% of the outstanding aggregate principal amount of the Senior Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. The Toggle Notes and Senior Notes shall be redeemed pro rata in amounts of $2,000 or whole multiples of $1,000 in excess thereof, and no Toggle Note or Senior Note of less than $2,000 shall be redeemed. Upon surrender of a Toggle Note or Senior Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

By:	/s/ Dathan C. Voelter
Name:	Dathan C. Voelter
Title:	Assistant Secretary

Date: June 2, 2011

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